Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2016 Third Quarter
Financial Results
EAST AURORA, NY, November 8, 2016 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three and nine months ended
October 1, 2016. Earnings per share for all periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 11, 2016.

	Three Months Ended			Nine Months Ended
	October 1, 2016	October 3, 2015	% Change	October 1, 2016	October 3, 2015	% Change

Sales	$155,099	$200,145	-22.5%	$479,055	$534,939	-10.4%
Gross profit	$38,663	$59,427	-34.9%	$122,981	$149,041	-17.5%
Gross margin	24.9%	29.7%		25.7%	27.9%
SG&A	$21,138	$22,297	-5.2%	$65,246	$66,213	-1.5%
SG&A percent of sales	13.6%	11.1%		13.6%	12.4%
Income from Operations	$17,525	$37,130	-52.8%	$57,735	$82,828	-30.3%
Operating margin %	11.3%	18.6%		12.1%	15.5%
Net Income	$12,074	$24,694	-51.1%	$38,539	$53,067	-27.4%
Net Income %	7.8%	12.3%		8.0%	9.9%

Peter J. Gundermann, President and Chief Executive Officer, commented “Third quarter results were obviously disappointing. While our Test segment continued to manage with lower volume, as it has all year, our Aerospace segment, on the heels of a very strong second quarter, experienced a drop-

off of volume, margins and bookings. And, all this is reported in the shadows of our highest level of consolidated revenue and profits in the comparator quarter of 2015.”
He continued, “Despite the apparent weakness in our third quarter results, we do not see any major changes in our markets that impact our solid, long-term outlook, although we have adjusted expectations for the short term. We continue to believe we have excellent prospects based on organizational and technical performance, and we expect to expand beyond our records of success in the near future.”

Consolidated Review
Third Quarter 2016 Results
Consolidated sales were down $45.0 million from the same period last year. Aerospace segment sales of $125.2 million were down $13.5 million and Test Systems segment sales of $29.9 million were down $31.5 million.
Lower consolidated gross margin was the result of lower volume. Engineering and Development (“E&D”) costs were $22.2 million in the quarter, down slightly from $22.5 million of E&D costs in last year’s third quarter. As a percent of sales, E&D was 14.3% and 11.3% in the third quarters of 2016 and 2015, respectively.
Selling, general and administrative (“SG&A”) expenses decreased $1.2 million compared with the 2015 third quarter, due primarily to lower commissions on lower sales volumes in the third quarter of 2016 compared with 2015.
The effective tax rate for the quarter was 26.5%, compared with 31.2% in the third quarter of 2015. The third quarter 2016 tax rate was favorably impacted by the permanent reinstatement of the federal research and development tax credit in the fourth quarter of 2015.
Net income was $12.1 million, or $.41 per diluted share.
Year-to-Date 2016 Results
Consolidated sales for the first nine months of 2016 decreased by $55.9 million, or 10.4%, to $479.1 million. Aerospace segment sales were down 1.8% year-over-year to $406.0 million, while Test Systems segment sales were down 40.0% to $73.1 million.
Lower consolidated gross margin was the result of lower volume, partially offset by improved operational efficiencies. Engineering and Development (“E&D”) costs were $67.5 million in the first nine months of 2016, up slightly from $66.1 million of E&D costs in the same period last year. As a percent of sales, E&D was 14.1% and 12.4% in the first nine months of 2016 and 2015, respectively.
SG&A expenses were $65.2 million, or 13.6% of sales, in the first nine months of 2016 compared with $66.2 million, or 12.4% of sales, in the same period last year. The first nine months of 2015 benefited from a $1.6 million reduction to the contingent consideration liability related to prior acquisitions. The decline in SG&A expenses was due primarily to reduced commissions resulting from lower volumes.
The effective tax rate for the first nine months of 2016 was 29.3%, compared with 33.0% in the first nine months of 2015. The tax rate in the first nine months of 2016 was favorably impacted by the permanent reinstatement of the federal research and development tax credit in the fourth quarter of 2015.
Net income for the first nine months of 2016 totaled $38.5 million, or $1.28 per diluted share.

During the third quarter, the Company repurchased approximately 157,000 shares at an aggregate cost of $5.3 million under its share repurchase program. Since the inception of the program in February 2016, the Company has repurchased approximately 517,000 shares at an aggregate cost of $17.5 million.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2016 Results
Aerospace segment sales decreased by $13.5 million, or 9.8%, when compared with the prior year’s third quarter to $125.2 million.
The majority of the reduction in Aerospace sales was with Avionics products. Avionics declined
$6.7 million, largely due to lower sales of satellite antenna systems, which have new products in the certification process, and in-flight entertainment/cabin management systems for VVIP aircraft, which has been impacted by the decline in the global oil and gas industry, primarily in the Middle East. Additionally, Systems Certification sales declined $3.5 million on lower project activity. Electrical Power & Motion sales declined $2.9 million, as lower sales of in-seat power products were partially offset by an improvement in sales of seat motion products.
Aerospace operating profit for the third quarter of 2016 was $17.6 million, or 14.0% of sales, compared with $23.1 million, or 16.6% of sales, in the same period last year. The decrease in operating profit was the result of lower volumes. Aerospace E&D costs were $18.9 million in the quarter compared with $19.3 million in the same period last year.
Aerospace orders in the third quarter of 2016 were $122.8 million, compared with orders of
$129.8 million in the 2015 third quarter. The Aerospace segment book to bill ratio for the quarter was 0.98. Backlog was $233.4 million at the end of the third quarter of 2016.
Mr. Gundermann commented, “We had record Aerospace sales, operating profit, and bookings in the trailing second quarter. To follow it up with our third quarter results is disappointing, but we believe the results are more due to timing and circumstances rather than any fundamental changes in our markets, our competitive advantages or our leadership position with our products.”
Aerospace Year-to-Date 2016 Results
Aerospace segment sales decreased by $7.3 million, or 1.8%, when compared with the prior year’s first nine months to $406.0 million.
Electrical Power & Motion sales grew $10.6 million, or 5.1%, largely driven by higher sales of in-seat power products and seat motion products, which were up $7.2 million and $4.9 million, respectively. Sales of Structures products were up $3.1 million and Lighting & Safety products were up
$1.6 million. These increases were offset by an $18.9 million decline in Avionics products, which was largely due to lower sales of satellite antenna systems and lower VVIP in-flight entertainment/cabin management systems, and a $3.9 million decrease in System Certification sales.
Aerospace operating profit for the first nine months of 2016 was $61.1 million, or 15.0% of sales, compared with $66.7 million, or 16.1% of sales, in the same period last year. The decrease in operating profit was the result of lower volume, coupled with higher E&D costs and a general increase in operating costs. E&D costs for Aerospace were $58.3 million and $57.3 million in the first nine months of 2016 and 2015, respectively. Aerospace SG&A expense increased $1.1 million in the first nine months of 2016 as compared with 2015. The first nine months of 2015 included inventory step-up costs of $1.0 million that reduced normal operating margins for that period.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2016 Results
Sales in the third quarter of 2016 decreased approximately $31.5 million to $29.9 million compared with the same period in 2015, a decrease of 51.3%. Sales to the Semiconductor market decreased $33.1 million compared with the same period in 2015, which was partially offset by increased sales of $1.6 million to the Aerospace & Defense market.
Operating profit was $3.2 million, or 10.8% of sales, compared with $17.0 million or 27.6% of sales in last year’s third quarter. E&D costs remained relatively consistent at $3.3 million and $3.2 million in the third quarters of 2016 and 2015, respectively.
Orders for the Test Systems segment in the quarter were $13.7 million, down $1.7 million, or 10.8%, over the prior year period. Backlog was $41.8 million at the end of the third quarter of 2016.
Test Systems Year-to-Date 2016 Results
Sales in the first nine months of 2016 decreased 40.0% to $73.1 million compared with sales of $121.7 million for the same period in 2015, due to lower shipments to the Semiconductor market. Sales to the Semiconductor market decreased $52.3 million compared with the same period in 2015, which was partially offset by increased sales of $3.7 million to the Aerospace & Defense market.
Operating profit was $6.5 million, or 8.9% of sales, compared with $24.6 million, or 20.2% of sales, in the first nine months of 2015. E&D costs were $9.2 million in the first nine months of 2016 compared with $8.8 million in the prior year period.
Mr. Gundermann commented, “As anticipated, our Test segment continued to experience lower volume in its Semiconductor business. Our Aerospace & Defense test offerings, on the other hand, are up 10% year to date. We expect the Aerospace & Defense market to continue its growth into 2017 and anticipate improvement in the Semiconductor business as we expand our capabilities and customers.”
Forecast
Consolidated sales in 2016 are forecasted to be in the range of $635 million to $645 million, which represents a decline from the previous range which was $655 million to $685 million. Approximately $539 million to $545 million of revenue is expected from the Aerospace segment. Expectations for Test Systems segment revenue in 2016 remains relatively unchanged at approximately $96 million to $100 million.
Consolidated backlog at October 1, 2016 was $275.2 million, of which approximately $121.9 million is expected to ship in 2016.
Mr. Gundermann commented, “We are disappointed to drop our revenue forecast for 2016, but view it as necessary given the weakness in bookings we have experienced. We remain confident, however, in our product offerings and market prospects, and continue to work diligently to execute our plans for maintaining market leadership and innovate with new offerings.”
The effective tax rate for 2016 is expected to be approximately 29% to 31%.
Capital equipment spending in 2016 is expected to be in the range of $15 million to $17 million.
E&D costs are on track to be similar to 2015, as originally expected.
Mr. Gundermann continued, “Our planning processes are well under way for 2017. Early indications are that Aerospace revenue will grow in the mid-single digit range. We expect our strong performing product lines to continue their success, along with substantial improvement in certain under-performing product areas. With the improvements anticipated in the Test segment, we expect the combination to result in a very solid year of growth.”
Third Quarter 2016 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13646063. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, November 15, 2016. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense, electronics and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation, distribution and motion systems, lighting & safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	10/1/2016	10/3/2015	10/1/2016	10/3/2015
Sales	$155,099	$200,145	$479,055	$534,939
Cost of products sold	116,436	140,718	356,074	385,898
Gross profit	38,663	59,427	122,981	149,041
Gross margin	24.9%	29.7%	25.7%	27.9%

Selling, general and administrative	21,138	22,297	65,246	66,213
SG&A % of sales	13.6%	11.1%	13.6%	12.4%
Income from operations	17,525	37,130	57,735	82,828
Operating margin	11.3%	18.6%	12.1%	15.5%

Interest expense, net	1,103	1,243	3,246	3,600
Income before tax	16,422	35,887	54,489	79,228
Income tax expense	4,348	11,193	15,950	26,161
Net income	$12,074	$24,694	$38,539	$53,067
Net income % of sales	7.8%	12.3%	8.0%	9.9%

*Basic earnings per share:	$0.42	$0.84	$1.32	$1.82
*Diluted earnings per share:	$0.41	$0.82	$1.28	$1.76

*Weighted average diluted shares outstanding (in thousands)	29,808	30,150	30,136	30,173

Capital expenditures	$3,693	$3,580	$9,869	$15,857
Depreciation and amortization	$6,311	$6,286	$19,457	$18,831

*All share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 11, 2016.

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited) 10/1/2016	12/31/2015
ASSETS
Cash and cash equivalents	$13,278	$18,561
Accounts receivable and uncompleted contracts	118,888	95,277
Inventories	120,691	115,467
Other current assets	13,100	20,662
Property, plant and equipment, net	123,754	124,742
Other long-term assets	13,035	10,889
Intangible assets, net	101,037	108,276
Goodwill	115,645	115,369
Total assets	$619,428	$609,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,686	$2,579
Accounts payable and accrued expenses	62,729	62,896
Customer advances and deferred revenue	27,805	38,757
Long-term debt	161,305	167,210
Other liabilities	35,532	37,576
Shareholders' equity	329,371	300,225
Total liabilities and shareholders' equity	$619,428	$609,243

ASTRONICS CORPORATION
Segment Data
(Unaudited, $ in thousands)

	10/1/2016	10/3/2015	10/1/2016	10/3/2015
Sales
Aerospace	125,179	138,728	406,356	413,250
Less Inter-segment	-	-	(367)	-
Total Aerospace	125,179	138,728	405,989	413,250

Test Systems	29,920	61,417	73,066	121,744
Less Inter-segment	-	-	-	(55)
Total Test Systems	29,920	61,417	73,066	121,689
Total sales	155,099	200,145	479,055	534,939

Operating profit and margins
Aerospace	17,557	23,055	61,099	66,728
	14.0%	16.6%	15.0%	16.1%
Test Systems	3,240	16,980	6,524	24,618
	10.8%	27.6%	8.9%	20.2%
Total operating profit	20,797	40,035	67,623	91,346

Interest expense	1,103	1,243	3,246	3,600
Corporate expenses and other	3,272	2,905	9,888	8,518
Income before taxes	16,422	35,887	54,489	79,228

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/1/2016	10/3/2015	% change	10/1/2016	10/3/2015	% change	2016 YTD
Aerospace Segment
Commercial Transport	$101,355	$115,016	-11.9%	$331,174	$342,839	-3.4%	69.1%
Military	13,679	12,102	13.0%	39,932	31,929	25.1%	8.3%
Business Jet	6,133	8,043	-23.7%	20,365	25,196	-19.2%	4.3%
Other	4,012	3,567	12.5%	14,518	13,286	9.3%	3.0%
Aerospace Total	125,179	138,728	-9.8%	405,989	413,250	-1.8%	84.7%

Test Systems Segment
Semiconductor	16,878	49,966	-66.2%	33,863	86,224	-60.7%	7.1%
Aerospace & Defense	13,042	11,451	13.9%	39,203	35,465	10.5%	8.2%
Test Systems Total	29,920	61,417	-51.3%	73,066	121,689	-40.0%	15.3%

Total	$155,099	$200,145	-22.5%	$479,055	$534,939	-10.4%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/1/2016	10/3/2015	% change	10/1/2016	10/3/2015	% change	2016 YTD

Aerospace Segment
Electrical Power & Motion	$68,259	$71,164	-4.1%	$219,215	$208,578	5.1%	45.8%
Lighting & Safety	38,975	39,965	-2.5%	121,520	119,949	1.3%	25.4%
Avionics	5,866	12,598	-53.4%	22,684	41,628	-45.5%	4.7%
Systems Certification	2,580	6,120	-57.8%	12,577	16,465	-23.6%	2.6%
Structures	5,487	4,388	25.0%	15,475	12,418	24.6%	3.2%
Other	4,012	4,493	-10.7%	14,518	14,212	2.2%	3.0%
Aerospace Total	125,179	138,728	-9.8%	405,989	413,250	-1.8%	84.7%

Test Systems	29,920	61,417	-51.3%	73,066	121,689	-40.0%	15.3%

Total	$155,099	$200,145	-22.5%	$479,055	$534,939	-10.4%

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Trailing Twelve Months
	12/31/2015	4/2/2016	7/2/2016	10/1/2016
Sales
Aerospace	$136,488	$138,309	$142,501	$125,179	$542,477
Test Systems	20,852	21,221	21,925	29,920	93,918
Total Sales	$157,340	$159,530	$164,426	$155,099	$636,395

Bookings
Aerospace	$121,796	$140,427	$163,532	$122,821	$548,576
Test Systems	12,860	21,503	17,941	13,694	65,998
Total Bookings	$134,656	$161,930	$181,473	$136,515	$614,574

Backlog
Aerospace	$212,651	$214,769	$235,800	$233,442
Test Systems	61,713	61,995	58,011	41,785
Total Backlog	$274,364	$276,764	$293,811	$275,227	N/A

Book:Bill Ratio
Aerospace	0.89	1.02	1.15	0.98	1.01
Test Systems	0.62	1.01	0.82	0.46	0.70
Total Book:Bill	0.86	1.02	1.10	0.88	0.97